Exhibit 3(d)

CERTIFICATE OF AMENDMENT

OF ANADARKO PETROLEUM CORPORATION

RESTATED CERTIFICATE OF INCORPORATION

       Anadarko Petroleum Corporation (the "Corporation"), corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby file this Certificate of Amendment (this "Amendment") and certify that:

       1.  The name of the Corporation is Anadarko Petroleum Corporation. The original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on June 12, 1985. The Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on August 29, 1986. A Certificate of Amendment of the Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on July 14, 2000.

       2.  This Amendment was duly adopted by the Board of Directors and the stockholders of the Corporation in accordance with Section 242 of the General Corporation Law of the State of Delaware.

       3.  The first paragraph of Article Fourth of the Restated Certificate of Incorporation of the Corporation, as amended by the Certificate of Amendment dated July 14, 2000, is hereby amended and restated to read as follows:

"FOURTH. The total number of shares which the Corporation shall have authority to issue is 1,002,000,000 shares, of which (a) 2,000,000 shares shall be Preferred Stock, issuable in series, of the par value of $1.00 per share and (b) 1,000,000,000 shares shall be Common Stock, of the par value of $0.10 per share."

       4.  This Amendment shall become effective upon its filing in accordance with the provisions of Section 103(d) of the General Corporation Law of the State of Delaware.

       5.  Upon this Amendment becoming effective pursuant to the provisions of the General Corporation Law of the State of Delaware,

(a)  The total number of shares of Common Stock which the Company is authorized to issue shall be changed from 450,000,000 shares of Common Stock with a par value of $0.10 to 1,000,000,000 shares of Common Stock with a par value of $0.10 per share; and

(b)  Each holder of record of a certificate representing shares of Common Stock of the Company at the close of business on May 12, 2006 (the "Record Date") with a par value of $0.10 per share shall be entitled to receive, and as soon as practicable after May 26, 2006 (the "Payment Date"), the Company shall issue and shall cause to be delivered to each such holder, a certificate or certificates representing an additional share of Common Stock for each one share held of record by such holder at the close of business on the Record Date.

       IN WITNESS WHEREOF, Anadarko Petroleum Corporation has caused this certificate to be signed by its authorized officer on this 11th day of May, 2006.

                                                                     ANADARKO PETROLEUM CORPORATION

                                                                     By:     /s/ JAMES T. HACKETT
                                                                     Name:  James T. Hackett
                                                                     Title:   Chairman, President and Chief Executive Officer